EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to the Series A Preferred Stock, par value $0.0001 per share, of Titan Iron Ore Corp., a Nevada corporation; and (ii) that this agreement be included as Exhibit 1 to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this agreement.

Dated: February 18, 2014

By:	/s/ Dean Rositano
Dean Rositano, individually

By:	/s/ Robert Rositano, Jr.
Robert Rositano, Jr., individually

COPPER CREEK HOLDINGS, LLC

By:	/s/ Robert Rositano, Jr.
Name: Robert Rositano, Jr.
Title: Managing Member

By:	/s/ Stacy Rositano
Name: Stacy Rositano
Title: Managing Member

CHECKMATE MOBILE, INC.

By:	/s/ Dean Rositano
Name: Dean Rositano
Title: President